Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20130567370-64	8/28/2013 2:19:53 PM	1	$175.00	$175.00
24 Hour Expedite	20130567370-64	8/28/2013 2:19:53 PM	1	$125.00	$125.00
Total					$300.00

Type	Description	Amount
Credit	020212|13082990866489	$300.00
Total		$300.00

STATE OF NEVADA

ROSS MILLER

Secretary of State

SCOTT W. ANDERSON

Deputy Secretary

for Commercial Recordings

Commercial Recordings Division

202 N. Carson Street

Carson City, NV 89701-4069

Telephone (775) 684-5708

Fax (775) 684-7138

OFFICE OF THE

SECRETARY OF STATE

GERALD E SKLAR

10040 W CHEYENNE AVE

LAS VEGAS, NV 89149

Special Handling Instructions:

AMD EMAIL GBD 8/29/13

Job:C20130828-3577

August 29, 2013

Job Contents:

File Stamped Copy(s):                 1

GERALD E SKLAR

10040 W CHEYENNE AVE

LAS VEGAS, NV 89149

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20130567370-64
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/28/2013 2:19 PM
	Entity Number E0782792008-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Bnet Media Group, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation Rights Preferences, Privileges, and Restrictions which have not been set forth in the Certificate of Incorporation or in any Amendment thereto of Series B, C, and D Preferred Stock of Bnet Media Group, Inc.
The undersign, Gerald E. Sklar does hereby certify that:
A. He is the President and Chief Executive Office of Bnet Media Group, Inc. A Nevada Corporation (Company)
(continues on the attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

DESIGNATION OF RIGHTS, PREFERENCES, AND PRIVILEGES
FOR THE
2013 SERIES B, C & D PREFERRED STOCK
OF
Bnet Media Group Inc.

We, the undersigned, Gerald E. Sklar, President and David Young Secretary/ of Bnet Media Group, Inc., a Nevada corporation, hereinafter referred to as the "Corporation," hereby certify:

FIRST: The name of the Corporation is **Bnet Media Group, Inc.**

SECOND: Pursuant to the Corporation's Articles of Incorporation, as amended, the Corporation is authorized to issue up to 100,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series by resolution of the Corporation's Board of Directors.

SECOND: Accordingly, the following resolution establishing multiple series of Preferred Stock designated as (i) Series B Preferred Stock consisting 20,000,000 shares, $0.001 par value (the "2013 Series B Preferred Stock"); (ii) Series C Preferred Stock consisting 20,000,000 shares, $0.001 par value (the "2013 Series C Preferred Stock"), and (iii) Series D Preferred Stock consisting 20,000,000 shares, $0.001 par value (the "2013 Series D Preferred Stock"), was duly adopted by the unanimous consent of the board of directors of the Corporation on August 28, 2013, pursuant to the authority vested in the Corporation's Board of Directors under the Articles of incorporation of the Corporation and the corporation laws of the State of Nevada:

IT IS HEREBY RESOLVED, that the Corporation establish (i) the 2013 Series B Preferred Stock consisting 20,000,000 shares; (ii) the 2013 Series C Preferred Stock consisting 20,000,000 shares; and (iii) the 2013 Series D Preferred Stock consisting 20,000,000 shares pursuant to the unanimous consent of the board of directors of the Corporation on August 28 2013 in accordance with the authority vested in the Corporation's Board of Directors under the Articles of Incorporation of the Corporation and the corporation laws of the State of Nevada:

With the following powers, preferences, rights, qualifications, limitations, and restrictions:

1. Liquidation.

1.01. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 2013 Series B, C, and D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, dollar value invested per share plus all unpaid dividends previously accrued thereon, to the date of final distribution. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Series B, C or D Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of the 2013 Series A Preferred Stock shall be insufficient to pay the holders of outstanding 2013 Series of B, C and D Preferred Stock the full amounts to which they otherwise would be entitled under section 1.01, the assets of the Corporation available for distribution to holders of the Series of B, C and D Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of Series of B, C and D Preferred Stock held by each such

1

holder.

2. Voting Rights. The holders of the 2013 Series B, C, and D Preferred Stock shall be entitled to one (1) vote per shares of the Series B, C, and D Preferred Stock and to vote with the Common Stock of the Corporation on all matters submitted to a vote of Common Stockholders for all purposes. Except as otherwise provided herein or by the laws of the State of Nevada, the holders of the Series B, C, and D Preferred Stock and Common Stockholders shall vote together as one class on all matters submitted to shareholder vote of the Corporation. So long as all or any shares of the Series B, C, and D Preferred Stock remain outstanding, without the approval of at least fifty-one percent (51%) of all outstanding shares of the Preferred Stock, voting separately as a single class, the Corporation shall not (i) authorize or issue any shares, or securities convertible into shares having preference over the 2013 Series A Preferred Stock with respect to the payment of dividends or rights upon dissolution, liquidation, winding up of the Corporation, or distribution of assets; (ii) sell, lease or convey (other than by mortgage) all or substantially all of the property or business of the Corporation, (iii) enter into any debenture, note or other debt instrument that would take priority to the liquidation preference of the Preferred Series A Preferred Stock or otherwise encumber the Company's fixed assets and/or intellectual property, other than in the ordinary course of business (e.g., receivables financing, equipment leases, revolving line of credit, etc), and (iv) increase the number of shares of authorized Preferred Stock nor amend, altar, or repeal any of the provisions of its Certificate of Incorporation in any manner which materially adversely affects the preferences, privileges, restrictions or other rights of the Series A Preferred Stock.

3. Subordination. Any payment of any dividends or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Corporation and after the date of the creation of the Series A Preferred Stock, which is, when created, specifically designated by the Corporation as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described as Senior Debt in subparagraphs (i) and (ii) above.

4. Dividends.

4.01 The holder of the Series B, C and D Preferred Stock shall have the right to receive dividends, in equal amounts per share, as are declared on the Corporation's Common Stock by the board of directors of the Corporation.

4.02 Any payment of dividends declared and due under this section 4 with respect to any shares of the Series B, C and D Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the holder of such share at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

4.03 Registration of transfer of any share of the 2013 Series B, C and D Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any declared but unpaid dividends as of

2

the date of transfer, and the Corporation shall have no further obligation to the transferor with respect to such unpaid dividends.

4.04 The Corporation shall not be required to issue any fractional shares of Common Stock in connection with the payment of any dividend for any share of 2013 Series B, C and D Preferred Stock.

5. Conversion. The shares of the Series B, C, and D Preferred Stock are convertible into any other securities of the Corporation.

6. Redemption.

6.01 Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the voluntary right to redeem up to 100 percent (100%) of the shares of the Series B, C, and D Preferred Stock outstanding at any time from the date of issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, or at any time agreed upon specifying the date. Series B, C, and D Preferred Stock shall be redeemed (the "Redemption Date").

6.02 The redemption price for each share of Series B, C, and D Preferred Stock outstanding shall be at the invested $per share plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

6.03 Unless otherwise provided herein, all redemptions of the Series B, C, and D Preferred Stock shall be made in the following manner:

(a) The Corporation shall notify the transfer agent of the Corporation's Common Stock (the "Transfer Agent"), of its intention to redeem the Series B, C, and D Preferred Stock. Such notice shall include a list of all holders of the Series B, C, and D Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of Series B, C, and D Stock to be redeemed and the manner in which the Redemption Price is to be paid. At least ten (10) days prior to the date that written notice of redemption is given to the holders of the Series B, C, and D Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of the Series B, C, and D Preferred Stock redeemed by the Corporation.

(b) On the Redemption Date, shares of the Series B, C, and D Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to section 5. The holder of any shares of Series B, C, and D Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price and reissuance of the balance of the Series B, C, and D Preferred Stock not otherwise converted or redeemed. On such surrender, the Transfer Agent shall cause to be issued and delivered a check, with all reasonable dispatch to the holder and such name or names as the holder may designate.

(c) Following the expiration of a period of thirty (30) days following the Redemption Date, the Transfer Agent shall provide to the Corporation a complete accounting of the Series B, C and D Preferred Stock redeemed and a list of all shares of 2013 Series B, C and D Preferred Stock remaining unconverted and not returned to the Corporation for redemption. The Corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any checks.

6.04 All expenses incurred by the Corporation in redeeming the 2013 Series B, C and D

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Preferred Stock shall be borne by the Corporation.

7. Additional Provisions

7.01 The shares of Series B, C and D Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the share of Series B, C and D Preferred Stock so transferred to the person entitled thereto.

7.02 Any notice required or permitted to be given to the holders of the Series B, C and D Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Series B, C and D Preferred Stock of the Corporation has been executed this 28th day of August, 2013.

ATTEST: Bnet Media Group, Inc.

/S/ Gerald E Sklar

By: Gerald E. Sklar, President, and Chief Executive Officer

/S/ David Young
By: David Young, Director, and Secretary

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Endnotes

Charges

Payments

Credit Balance:  $0.00